As filed with the Securities and Exchange Commission on March 2, 2007
Registration No. 333-140808

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Xinhua Finance Media Limited
(Exact name of registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	4899	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Rooms 3905-3909,
Tower 1, Grand Gateway
1 Hongqiao Lu, Shanghai 200030
People’s Republic of China
(86 21) 6113-5900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang John A. Otoshi Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place, Central Hong Kong (852) 2522-7886	William F. Barron Davis Polk & Wardwell 18th Floor, The Hong Kong Club Building 3A Chater Road, Central Hong Kong (852) 2533-3300

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement
       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Proposed maximum aggregate	Amount of
securities to be registered(2)(3)	offering price(1)	registration fee

Common shares, par value $0.001 per common share	$371,538,462	$11,407

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)	Includes (i) common shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) common shares that may be purchased by the underwriters pursuant to an over-allotment option. These common shares are not being registered for the purposes of sales outside of the United States.

(3)	American depositary shares issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-140813). Each American depositary share represents two common shares.

       The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note
The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the front page, this explanatory note and Part II of the registration statement.

Part II
Information not required in prospectus

Item 6.	Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.
Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
The Underwriting Agreement the form of which is filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.
During the past three years, we have issued the following securities (including options to acquire our common shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

					Underwriting
					discount and
	Date of sale or	Number of		Consideration	commission
Purchaser	issuance	securities		($)	($)

Xinhua Finance Limited	November 7, 2005	1,000	(1)	par value	—

Xinhua Finance Limited(2)	January 12, 2006	1,000	(1)	par value	—

Xinhua Finance Limited	March 16, 2006	42,612,289		par value	—

Patriarch Partners Media Holdings LLC(3)	March 16, 2006	16,404,926		60,000,000	—

Patriarch Partners Media Holdings LLC(4)	March 16, 2006	2,734,154		10,000,000	—

Fredy Bush	June 13, 2006	11,050,000		par value	—

Patriarch Partners Media Holdings LLC(3)	September 20, 2006	820,246		3,000,000	—

Xinhua Finance Limited(5)	September 21, 2006	7,440,329		par value	—

Sino Investment Holdings Limited(6)	September 22, 2006	6,929,544		par value	—

Sino Investment Holdings Limited(6)	September 22, 2006	4,099,968		—	—

Zhao Li(7)	September 22, 2006	5,761,317		par value	—

Stephen Xie Wei(7)	September 22, 2006	1,613,169		par value	—

Yu Gang(7)	September 22, 2006	125,053		par value	—

Shanghai Wai Gao Qiao Free Trade Zone Development Ltd.(8)	November 1, 2006	6,532,071		par value	—

Employee Share Option Agreements(9)	July 11, 2006	11,198,180		—	—

Billy Kung(10)	December 7, 2006	630,000		—	—

Ken Chen(11)	January 15, 2007	221,280		—	—

(1) Initially issued as one share, divided into 1,000 shares on March 24, 2006.
(2) Shares issued to our parent in exchange for 60.0% of the equity of EconWorld Media.

(3)	Of convertible preferred shares issued on March 16, 2006, 819,672 were redeemed in exchange for an increase of $3 million in interest in the Loan Agreement with Patriarch Partners. The Loan Agreement was amended on September 20, 2006 to allow for additional conversion of 820,246 class A common shares. The Loan Agreement will convert into an estimated 3,832,543 class A common shares upon this offering.

(4)	Class A common shares that may be issued upon conversion of convertible loan. See “—Related party transactions—Transactions with Patriarch Partners— Credit agreement among us, Patriarch Partners, Patriarch Partners Agency Services, LLC and our direct subsidiaries as guarantors”.

(5)	Shares issued as consideration for payment of advances in relation to the acquisition of equity interests in Shanghai Hyperlink Market Research Co., Ltd. and Beijing Jingguan Xincheng Advertising Co., Ltd.

(6)	Includes 6,929,544 class A common shares and 4,099,968 warrants issued for shares in Upper Step Holdings Limited and Accord Group Investments Limited held by Sino Investment. Subsequently, 3,464,772 shares and 2,049,984 warrants were transferred to the Dennis L. Pelino Family Trust. See “Related party transactions— Private placement and share restructuring”.

(7)	Shares issued in exchange for non-compete agreements. See “Related party transactions— Non-competition agreements”.

(8)	Shares issued for shares in Upper Step Holdings Limited and Accord Group Investments Limited held by Shanghai Wai Gao Qiao Free Trade Zone Development Ltd. See “Related party transactions— Private placement and share restructuring”.

(9)	Options convertible into class A common shares. Options representing an aggregate of 500,039 common shares have been cancelled due to termination of employment.

(10)	Warrants convertible into class A common shares as compensation for consulting work carried out by Billy Kung for us.

(11)	Warrants convertible into class A common shares as compensation for past services to Ken Chen, a former employee.
Item 8. Exhibits and Financial Statement Schedules.
(a) Exhibits
See Exhibit Index beginning on page II-6 of this registration statement.
(b) Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.
Item 9. Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China, on March 2, 2007.

Xinhua Finance Media Limited

By:	/s/ Fredy Bush

Name: Fredy Bush

Title: Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fredy Bush Name: Fredy Bush	Chief Executive Officer and Chairman of the Board of Directors	March 2, 2007
/s/ Shelly Singhal Name: Shelly Singhal	Chief Financial Officer (chief financial and accounting officer)	March 2, 2007

* Name: Donald J. Puglisi	Authorized U.S. Representative	March 2, 2007
Title: Managing Director, Puglisi Associates

*By: /s/ Fredy Bush		March 2, 2007
Fredy Bush Attorney-in-fact

Xinhua Finance Media Limited
Exhibit index

Exhibit number	Description of document

1.1*	Form of Underwriting Agreement.
3.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect, with proposed amendments.
3.2†	Form of Amended and Restated Memorandum and Articles of Association of the Registrant.
4.1†	Registrant’s specimen American depositary receipt (included in Exhibit 4.3).
4.2†	Registrant’s specimen certificate for common shares.
4.3†	Form of Deposit Agreement, among the Registrant, the depositary and holders of the American depositary receipts.
4.4†	Irrevocable Proxy, dated as of July 24, 2006, by Xinhua Finance Limited in favor of Patriarch Partners Media Holdings LLC.
4.5†	Share Purchase Agreement, dated as of March 16, 2006, amended as of March 16, 2006, between the Registrant and Patriarch Partners Media Holdings LLC.
4.6†	Investor Rights Agreement dated as of March 16, 2006, among the Registrant, Xinhua Finance Limited and Patriarch Partners Media Holdings LLC.
5.1†	Opinion of Conyers, Dill & Pearman regarding the validity of the common shares being registered.
8.1†	Opinion of Conyers, Dill & Pearman regarding certain Cayman Islands Tax matters.
8.2†	Opinion of Latham & Watkins LLP regarding certain U.S. tax matters.
10.1†	2007 Share Option Plan.
10.2†	Form of Indemnification Agreement with the Registrant’s directors.
10.3†	Form of Employment Agreement between the Registrant and a Senior Executive Officer of the Registrant.
10.4†	Trademark License Agreement, dated as of September 21, 2006, between the Registrant and Xinhua Financial Network Limited.
10.5†	English translation of Business Cooperation Agreement, amended and restated as of November 6, 2006, among Economic Observer Press Office, Guangzhou Jingshi Culture Intermediary Co., Ltd., Beijing Jingguan Xincheng Advertising Co., Ltd and Beijing Jingshi Jingguan Advertising Co., Ltd.
10.6†	Form of Stock Option Agreements.
10.7†	Group Service Agreement, dated as of September 13, 2006, and amended as of January 25, 2007, between the Registrant and Xinhua Finance Limited.
10.8†	Credit Agreement, amended and restated as of September 20, 2006, among the Registrant, Patriarch Partners Media Holdings LLC, Patriarch Partners Agency Services LLC and the Registrant’s direct subsidiaries as guarantors.
10.9†	Pledge Agreement and Irrevocable Proxy, dated as of March 16, 2006, among Patriarch Partners Agency Services LLC (as agent for itself and the lender Patriarch Partners Media Holdings LLC), the Registrant and Xinhua Finance Advertising Limited.
10.10†	Security Agreement, dated as of March 16, 2006, among the Registrant, its subsidiaries and Patriarch Partners Agency Services, LLC.

Exhibit number	Description of document

10.11†	Advisory Agreement dated as of April 18, 2006 among the Registrant, Xinhua Finance Limited and Patriarch Partners Management Group, LLC.
10.12†	Consulting Agreement, dated as of November 1, 2006, between Jia Luo Business Consulting (Shanghai) Co., Ltd. and Shanghai Camera Media Investment Co., Ltd.
10.13†	Strategic Partnership Agreement, dated and supplemented as of June 15, 2006, among Beijing Century Media Culture Co., Ltd., Hunan Television & Broadcast Intermediary Co., Ltd., Shenzhen Ronghan Investment Co., Ltd. and Beijing Perspective Orient Movie & Television Intermediary Co., Ltd.
10.14†	English Translation of Equity Call Option Agreement, dated as of September 22, 2006, between Shanghai Wai Gao Qiao Free Trade Zone Development Co., Ltd and Jia Luo Business Consulting (Shanghai) Co., Ltd.
10.15†	Advertising Services Agreement, dated as of December 23, 2006, between Beijing Pioneer Media Advertising Co., Ltd. and Shanghai Media Investment Co., Ltd.
10.16†	Cooperation Agreement, dated as of November 1, 2006, between Beijing Century Media Culture Co., Ltd. and Shanghai Camera Media Investment Co., Ltd.
10.17†	Cooperation Agreement, dated as of June 5, 2006, between the Registrant and Small World Television.
10.18†	English Translation of Cooperation Agreement, dated as of October 2004, between Hunan Television Station and Beijing Perspective Orient Advertising Co., Ltd.
10.19†	English translation of Call Option Agreement regarding Economic Observer Press Office, dated as of November 6, 2006, among Shandong Sanlian Group, Shandong Economic Observer Co., Ltd., Economic Observer Press Office and Beijing Jingguan Xincheng Advertising Co., Ltd.
10.20†	English translation of Exclusive Advertising Agreement regarding Beijing FM91.5 and Shanghai FM87.9 of China Radio International, amended and restated as of November 28, 2006, between Beijing Guoguang Guangrong Advertising Co., Ltd. and Beijing Century Advertising Co., Ltd.
10.21†	English translation of Money Journal Cooperation Agreement, amended and restated as of September 20, 2006, among Hunan Television and Broadcasting Intermediary Co., Ltd., Money Journal Press Office and Guangzhou Jingshi Culture Intermediary Co., Ltd.
10.22†	English Translation of Cooperation Agreement, dated as of September 25, 2005, between Guangzhou Jingyu Culture Development Co., Ltd. and Beijing Qiannuo Advertising Co., Ltd.
10.23†	Information Consulting Committee Organization Agreement, amended and restated as of November 6, 2006, among Shandong Sanlian Group, Xinhua Finance Limited, Economic Observer Press Office and Beijing Jingguan Xincheng Advertising Co., Ltd.
10.24†	English Translation of Business Cooperation Agreement, amended and restated as of November 6, 2006, among Shandong Sanlian Group, Shandong Economic Observer Co., Ltd., Economic Observer Press Office and Beijing Jingguan Xincheng Advertising Co., Ltd.
10.25†	Cooperation Agreement in relation to Economic Observer, dated as of April 20, 2006, among Xinhua Finance Limited, Shandong Economic Observer Co., Ltd., Shandong Sanlian Group and Beijing Jingguan Xincheng Advertising Co., Ltd.

Exhibit number	Description of document

10.26†	Form of Equity Pledge Agreement among the affiliated entity, the shareholder of the affiliated entity and WFOE.
10.27†	Form of Exclusive Equity Purchase Option Agreement between WFOE and shareholder of affiliated entity.
10.28†	Form of Subrogation Agreement among the affiliated entity, the shareholder of the affiliated entity and the WFOE.
10.29†	Service Agreement, dated as of January 23, 2006, between New China Media Co., Ltd. and Beijing Century Advertising Co., Ltd.
10.30†	English translation of Equity Transfer Agreement in relation to Beijing Jingguan Xincheng Advertising Co., Ltd., dated as of May 10, 2006, between Shandong Economic Observer Co., Ltd. and Beijing Taide Advertising Co., Ltd.
10.31†	Form of Deed of Non-Competition Undertaking and Release between shareholder and the Registrant.
10.32†	Form of Share Subscription Agreement dated as of September 22, 2006.
10.33†	English translation of Agreement for Equity Transfer and Capital Increase, dated as of June 26, 2006, among Beijing Century Media Culture Co., Ltd., Hunan Television and Broadcast Intermediary Co., Ltd., Shenzhen Ronghan Investment Co., Ltd. and Beijing Perspective Orient Movie and Television Intermediary Co., Ltd.
10.34†	Agreement for the Sale and Purchase of Equity Interest and Subscription in Shanghai Hyperlink Market Research Co., Ltd., dated as of June 14, 2006, among Stephen Xie Wei, Lu Qinyong, Win Jei-Ching, Yang Jing, Shi Hui, Pang Lu, Yang Weidong, Xinhua Finance Limited, Beijing Taide Advertising Co., Ltd., and Shanghai Hyperlink Market Research Co., Ltd.
10.35†	English translation of Equity Transfer Agreement, dated as of June 14, 2006, among Stephen Xie Wei, Lu Qinyong and Beijing Taide Advertising Co., Ltd.
10.36†	Loan and Share Purchase Agreement in respect of shares in the capital of Upper Step Holdings Limited, dated as of February 28, 2006, among the Registrant, Sino Investment Holdings Limited and Sungolden Limited.
10.37†	Subscription Agreement in respect of EconWorld Media Limited shares, dated as of May 26, 2005, amended as of November 2, 2005 among Xinhua Finance Limited, Fan Cho Tak Alex and others, and EconWorld Media Limited.
10.38†	Share Purchase Agreement in respect of shares of EconWorld Media Limited, dated as of June 8, 2006, among the Registrant and Cheung Wah Keung and others.
10.39†	Share Purchase Agreement in respect of shares of Ming Shing International Limited, dated as of December 21, 2005, among Xinhua Finance Limited, Lu Chin Chien, Li Tong and Ming Shing International Limited.
10.40†	Agreement for Sale and Purchase of Equity Interest in Beijing Century Media Culture Co., Ltd., dated as of September 9, 2005 among Yu Gang, Xia Huai and our parent.
10.41†	Share Subscription Agreement in respect of shares in the capital of Accord Group Investments Limited, dated as of January 17, 2006, between the Registrant and Accord Group Investments Limited.
10.42†	Agreement for Sale and Purchase of Shares dated as of September 22, 2006, amended as of November 10, 2006, among Sino Investment Holdings Limited, Fine Power Limited, Quality Idea Limited and the Registrant.

Exhibit number	Description of document

10.43†	English translation of Share Purchase and Sale Agreement dated as of September 12, 2006 among Stephen Xie Wei, Lu Qin Yong and Beijing Taide Advertising Co., Ltd.
10.44†	English translation of Share Transfer Agreement dated as of September 12, 2006 between Shandong Sanlian Group Co., Ltd. and Beijing Taide Advertising Co., Ltd.
10.45†	Agreement for Sale and Purchase of Shares dated as of November 1, 2006 between the Registrant and Honour Rise Services Limited.
10.46†	Promissory Note dated as of November 10, 2006 issued by Sino Investment Holdings Limited in favor of the Registrant.
10.47†	Share Purchase Agreement in respect of shares in the capital of EconWorld Media Limited, dated as of December 18, 2006, among the Registrant, Fan Cho Tak Alex and others.
10.48†	Form of Employment Agreement between the Registrant and a Chief Officer of the Registrant.
21.1†	Subsidiaries of the Registrant.
23.1†	Consents of Independent Registered Public Accounting Firm, Deloitte Touche Tohmatsu.
23.2†	Consents of Conyers Dill & Pearman (included in Exhibit 5.1 and Exhibit 8.1).
23.3†	Consent of Latham & Watkins LLP.
23.4†	Consent of Commerce & Finance Law Offices (included in Exhibit 99.5).
23.5†	Consent of American Appraisal China Ltd.
24.1†	Powers of Attorney (included on signature page).
99.1†	Code of Business Conduct and Ethics of the Registrant.
99.2†	English translation of Strategic Cooperation Agreement, dated as of December 18, 2003 and supplemented as of November 30, 2005, between Inner Mongolia Television Station and Shanghai Camera Media Investment Co., Ltd.
99.3†	English translation of Zhou Mo Wen Hui Cooperation Agreement dated as of August 8, 2005, between Zhou Mo Wen Hui Press Office and Guangzhou Jingyu Culture Development Co., Ltd.
99.4†	Content License Agreement, dated as of December 15, 2001, between China Economic Information Service of Xinhua News Agency and Xinhua Financial Network Limited.
99.5†	Opinion of Commerce & Finance Law Offices regarding certain PRC law matters.

†   Filed previously.
*   Filed herewith.